                                                                   EXHIBIT 10.29

                                October 1, 1998

Mr. J. Timothy Bryan
4902 South Elizabeth Circle
Cherry Hills Village, Colorado 80110


               Re:  Employment Terms
                    ----------------

Dear Tim:

     This letter sets forth our agreement ("Agreement") concerning your continued employment by United International Holdings, Inc. ("UIH"), and your secondment to United Pan-Europe Communications NV located in Amsterdam, The Netherlands (the "Company"). UIH, the Company and you will have the rights and responsibilities related to your job assignment described in this Agreement.

     The terms and conditions of your continued employment with UIH and secondment to the Company are as follows:

     1. Employment. UIH hereby employs you, and you hereby accept employment by
        ----------
UIH, for the period and upon the terms and conditions hereinafter set forth.

     2. Duties.
        ------

        (a) You hereby resign as Chief Financial Officer of UIH and, during the term of this Agreement, you agree to serve as the President of the Company and the Company and UIH agree to retain you in such capacity. You shall devote all of your business time, energy and skill to the affairs of the Company. You shall report to the Chairman and Chief Executive Officer of the Company and at all times during the term of this Agreement you shall have the powers and duties of the President of the Company, including those described on Schedule A attached hereto, and such further powers and duties as the Chairman and Chief Executive Officer of the Company shall assign to you; provided that such powers and duties shall at all times be commensurate with your position as President of the Company.

Mr. J. Timothy Bryan
October 1, 1998
Page 2


        (b) During the term of this Agreement, you shall be a member of the Management Board of the Company.

        (c) Your principal place of business with respect to your services to the Company shall be at the Company's corporate headquarters in Amsterdam, The Netherlands, or at any other location mutually agreed upon by the parties.

     3. Term and Renewal. The term of this Agreement shall begin on October 1,
        -----------------
1998 and shall continue through March 31, 2001, unless sooner terminated in accordance with the terms contained herein. This Agreement may be renewed or extended upon mutual consent of the parties.

     4. Salary and Benefits.
        -------------------

     (a) For services rendered by you under this Agreement, UIH shall pay you a base salary at the initial rate of U.S. $300,000 per year, payable in accordance with UIH normal payroll practice, provided that you may elect to have all or any portion of your base salary paid to you in U.S. Dollars by deposit to one or more bank accounts designated by you and/or to you directly in Guilders at the same exchange rate for U.S. Dollars in effect at the time of payment as that used for other UIH expatriate employees in The Netherlands. Your base salary shall be increased to U.S. $330,000 commencing January 1, 1999. Thereafter, you will be considered for an annual increase on the same basis and in accordance with the same practice applicable to other senior executives of UIH.

     (b) You and your family shall be entitled to participate in such of UIH's benefit plans as are from time to time available to executive officers of UIH, including medical and dental insurance, life and disability insurance plans, and the UIH 401 (k) plan, subject to any conditions or restrictions imposed by law or regulation.

     (c) You shall be eligible, and shall continue to be considered, for the grant of stock options and other incentive compensation by UIH and the Company, all in accordance with the policies and practices of UIH and the Company in effect from time to time.

     (d) The Company shall promptly reimburse all of your reasonable out-of-pocket expenses incurred in the course of performing your duties under this Agreement, including without limitation, travel and entertainment expenses, upon presentation by you from time to time of an itemized account of such expenditures and supporting documentation in accordance with Company policy.

Mr. J. Timothy Bryan
October 1, 1998
Page 3


     (e) You will also receive a one-time moving assistance allowance in the amount of $25,000, payable upon signing of this Agreement.

     (f) During the term of the Agreement, the Company shall pay to you on the first of each month, commencing on January 1, 1999 (or such earlier date as you require the use of a car in The Netherlands), a monthly car allowance in the amount of NLG 2,500.

     (g) You shall be entitled to four weeks of vacation per anniversary year, which shall accrue on a monthly basis and shall be taken in accordance with applicable UIH Policies.

     (h) The stock options you have been granted under the employee stock option plans for UIH, UIH Latin America, Inc. and UIH Asia/Pacific Communications, Inc. (ie., options to acquire 165,000, 60,000 and 60,000, respectively) will continue to vest in accordance with the provisions of such plans. The 60,000 phantom stock options you were previously granted under the Company's Phantom Stock Option Plan ("UPC Plan") began vesting April 1, 1997, pursuant to the terms of the Plan. You have been granted an additional 265,000 phantom stock options under the UPC Plan with an exercise price of NLG 20.35, which began vesting on October 1, 1998. You will be considered for options by the Supervisory Board of the Company in the event the Board is considering other Company executives for additional options and in the sole discretion of the Board.

  5. Tax Equalization.
     ----------------

     (a) UIH will provide tax equalization payments to the extent required to ensure that you do not pay a higher net worldwide tax on the basic compensation and benefits you received for services performed under this Agreement and up to $50,000 net private source income, gains or losses for any taxable year, than the amount of tax you would have paid on that same compensation and net private source income, gains or losses if you had received such amounts and benefits while a resident of the U.S. working and residing in the U.S. during the same period. Conversely, to the extent that your worldwide tax liability in any year is less than your U.S. federal and state tax liability would have been for that year, had you worked and resided solely in the U.S., UIH shall be entitled to receive payments from you for the amounts of such savings. The method of computing and paying tax equalization payments shall be described in the letter describing UIH's expatriate tax equalization policy from Arthur Andersen dated April 29, 1994, including attachments thereto, subject to the following provisions:

         (i) UIH shall pay the costs of Arthur Andersen to prepare your worldwide tax return for you during the term of this Agreement and so long as you remain subject to any foreign taxation, or are entitled to claim any U.S. foreign tax credits, as a result of compensation earned under this Agreement.

Mr. J. Timothy Bryan
October 1, 1998
Page 4


         (ii) You shall be required to adopt any tax positions recommended for you by UIH or its tax professionals, subject to your consent which may not be unreasonably withheld.

         (iii) Any change in UIH's tax equalization policy shall be applicable to you, but only if and to the extent that the change in the policy does not have an economic cost to you of more than U.S. $10,000 during the term hereof.

         (iv) The payments made pursuant to Sections 4(e), 4(f), 5(a), 6, 7 and 8, hereof, will be eliminated in the computation of hypothetical taxes (and thus will effectively be paid net of taxes other than FICA).

         (v) If Arthur Andersen determines that under UIH's Tax Equalization Policy you owe taxes as a result of your assignment, you agree that you will pay such amount to the Company. If Arthur Andersen determines that under UIH's Tax Equalization Policy the Company owes you taxes as a result of your assignment in the foreign location, the Company agrees to pay you such amount.

         In the event you do not submit information necessary to complete your tax returns for a given tax year by the date required by UIH's tax consultant for timely filing you may be charged with the additional costs incurred by UIH as a consequence of such delay and in the event you have not paid amounts owing to UIH under the Tax Equalization Policy for prior years, you will have no right to be tax equalized for that tax year for which a tax return is to be prepared and, in UIH's sole discretion, UIH may elect not to tax equalize you.

  6. Relocation Expenses. The Company shall pay the, reasonable costs of
     -------------------
relocating you and your immediate family from your home in Denver, Colorado to Amsterdam, including business class airfare for you and your immediate family, the cost of shipping your household effects and one automobile to Amsterdam and storing unshipped items in the United States, and living expenses (including hotel, meal and car rental costs as approved in advance by the Company) for you and your family until you have located housing in Amsterdam. The Company shall also pay the reasonable costs of returning you and your immediate family, and you and their personal effects, to Denver, Colorado upon termination or expiration of this Agreement; provided, however, that such costs shall not be paid in the event of a Termination for Cause or a Voluntary Termination.

  7. Transfer Bonus. You will receive a transfer bonus in the amount of U.S.
     --------------
$60,000, payable as follows: For each month beginning October 1, 1998, the Company shall pay to you U.S. $2,000 until the amount has been paid in full ("Transfer Bonus"). It is anticipated that this

Mr. J. Timothy Bryan
October 1, 1998
Page 5


payment will help you pay additional moving costs, such as costs incurred (if any) in selling your Denver home.

  8.  Cost of Living Adjustments. You will be paid a cost of living differential
      --------------------------
in the amount of NLG 7100 per month. Such payment shall be made on normal payroll dates.

  9.  U.S. Visits. The Company agrees to pay for two round-trip business class
      -----------
tickets per anniversary year, effective November 1, for you and each of your immediate family members residing in the foreign location to return to one destination in the U.S. through October 1, 2000, Effective October 1, 2000, the Company agrees to pay for one round-trip business class or two round-trip coach class tickets per anniversary year for you and each of your immediate family members residing in the foreign location to return to one destination in the U.S. These tickets cannot be exchanged for tickets with a destination other than the U.S.

  10. Educational Expenses in The Netherlands. The Company shall reimburse you
      ---------------------------------------
for grades kindergarten through 12 (or the equivalent) tuition costs reasonably required to send any or all of your children to a private school in The Netherlands during your residence in The Netherlands during the term of this Agreement.

  11. Termination for Cause. Termination for Cause may be effected by UIH at any
      ---------------------
time during the term of this Agreement by written notification to you. Upon Termination for Cause, you immediately shall be paid the Basic Termination Package.

  12. Termination Other Than for Cause. UIH may effect a Termination Other Than
      --------------------------------
for Cause at any time upon giving at least thirty (30) days written notice to you. Upon any Termination Other Than for Cause, you shall immediately be paid the Basic Termination Package and Severance Compensation as provided in Section 17.

  13. Termination by Reason of Disability. If, during the term of this
      -----------------------------------
Agreement, you, in the reasonable judgment of the Chief Executive Officer of the Company, have failed to perform your duties under this Agreement on account of illness or physical or mental disability, which condition renders you incapable of performing the duties of your office, and such condition continues for a period of more than three (3) months, UIH shall have the right to terminate your employment hereunder by written notification to you and payment to you of the Basic Termination Package.

  14. Death. In the event of your death during the term of this Agreement, your
      -----
employment shall be deemed to have terminated as of the last day of the month during which death occurs and UIH shall pay to your personal representative the Basic Termination Package.

Mr. J. Timothy Bryan
October 1, 1998
Page 6


     15. Voluntary Termination. You may effect a Voluntary Termination at any
         ---------------------
time upon giving at least thirty (30) days written notice to UIH and the Company. In the event of a Voluntary Termination, UIH shall immediately pay to you the Basic Termination Package.

     16. Change in Control. If UIH enters into a change in control agreement
         -----------------
with any other senior executive of UIH or the Company, the same terms will be offered to you.

     17. Severance Compensation.
         -----------------------

         (a) UIH and you recognize that the services to be rendered under this Agreement are special, unique and of extraordinary character. It is anticipated and acknowledged that if this Agreement is terminated in a Termination Other Than for Cause, you will sustain actual damages, the amount of which is indefinite, uncertain and difficult of exact ascertainment because of the uncertainties of successfully seeking a comparable position in the market place. In order to avoid dispute as to the amount of such damages, UIH and you hereby stipulate and agree that UIH shall pay to you, not as a penalty, but as your agreed severance compensation and liquidated damages for the termination of this Agreement, an amount equal to your base salary (at the rate payable at the time of termination) for the balance of the scheduled term of this Agreement and an amount equal to the unpaid balance of the Transfer Bonus for the scheduled term of this Agreement, in each case payable in one lump sum within ten (10) days after termination, plus all insurance plan benefits and other benefits contemplated by Sections 4(d) and (f), 5, 6, 8 and 10 hereof for so long as you remain outside of the United States, but not to exceed three (3) months following the effective date of your termination ("Severance Compensation"). UIH, the Company and you shall execute and deliver at the time of payment of Severance Compensation a release in the form attached hereto.

         (b) All Severance Compensation shall be without prejudice to your right to receive the Basic Termination Package (provided there is no duplication), and any other benefits you may be entitled to hereunder. No deduction shall be made under this Section 17 for any compensation earned by you from any other employment or for any other monies otherwise received by you subsequent to termination of employment hereunder. Upon a Termination Other Than for Cause, the options to acquire stock of UIH or the Company, or any affiliates thereof, heretofore or hereafter granted to you shall vest immediately (i) as provided in the option plan or agreement pursuant to which they were granted or (ii) if greater, in such number as would have vested had you continued as an employee hereunder through March 31, 2001.

         (c) UIH shall use all reasonable efforts to avoid and/or minimize the characterization of payments made hereunder as an "excess parachute payment" within the meaning of IRC (S)280G. If such payments are deemed excess parachute payments subject to IRC (S)4999, UIH

Mr. J. Timothy Bryan
October 1, 1998
Page 7


shall be obligated to provide you with the same compensation related to the excise tax imposed by IRC (S)4999 that it makes to other UIH executives in connection with a change in control of UIH.

     18. No Severance, Compensation Upon Other Termination. In the event of a
         -------------------------------------------------
Voluntary Termination, Termination for Cause, termination by reason of your disability pursuant to Section 13 or termination by reason of your death pursuant to Section 14, neither you nor your personal representative shall. be paid any Severance Compensation.

     19. Employee Receivables. You acknowledge that you may incur personal
         --------------------
expenses in the course of your employment with UIH and the Company. These expenses may include, but are not limited to, personal phone calls, personal travel expenses, travel advances, and amounts due as a result of the tax equalization calculation; you agree that UIH may, after reasonable notice, deduct such personal expenses you owe UIH or the Company from your paycheck at any time during your employment.

         You also agree that, if you fail to return, or return in damaged condition, any items you have received for use during your employment with UIH and the Company (such as computer equipment, fax machine, etc.), upon separation from UIH the fair market value of such items may be deducted from your final paycheck. Also, UIH or the Company may pursue other legal remedies available to recover the reasonable value of any such item not returned.

     20. Definitions. For purposes of this Agreement, the following terms shall
         -----------
have the following meanings:

         (a) "Termination for Cause" shall mean termination of your employment or secondment. under this Agreement by UIH or the Company, as applicable, by reason of your (i) willful dishonesty towards, fraud upon, crime against, or deliberate injury or attempted injury to UIH or the Company, (ii) conviction for any felony crime which reflects upon your suitability as an employee of UIH or your ability to perform under this Agreement, (iii) sexual harassment or other similar workplace misconduct, (iv) intentional falsification of Company records, or (y) continued failure after written notice specifying such failure in reasonable detail to perform your material duties under this Agreement, except that failure of the Company to meet operating or financial performance shall not constitute a basis for a Termination for Cause.

         (b) "Termination Other Than for Cause" shall mean termination of your employment or secondment under this Agreement by UIH or the Company, as applicable, (other than (i) Termination for Cause, (ii) termination by reason of your death or disability, or (iii) expiration of the term of this Agreement) and shall include constructive termination of your employment or secondment by reason of material breach of this Agreement by UIH or the Company,

Mr. J. Timothy Bryan
October 1, 1998
Page 8

the assignment to you of duties inconsistent with, or a substantial alteration in the nature or status of, your responsibilities as in effect at the date hereof or a reduction in your base salary or other compensation or benefits, if such material breach or such change has not been cured within thirty (30) days following written notice by you to UIH or the Company, as applicable, of such material breach or change setting forth with specificity the nature of the breach or change.

          (c) "Voluntary Termination" shall mean termination by you of your employment or secondment under this Agreement other than (i) Termination Other than for Cause or (ii) termination by reason of your death or disability.

          (d) "Basic Termination Package" shall mean all accrued salary, bonus compensation to the extent declared, vest deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), any benefits under any plans of UIH's or the Company in which you are a participant to the full extent of your rights under such plans, accrued vacation pay and any business expenses incurred by you in connection with your duties hereunder, all to the date of termination.

     21.  Miscellaneous.
          -------------

          (a) You will not, during and for three years after the termination of your employment, disclose or use for the benefit of any person or entity other than UIH or the Company, any UIH or Company confidential information that you develop or receive during your employment. UIH and Company confidential information shall mean all trade secrets, research and development information, product and marketing plans, personnel and financial data, product and service specifications, prototypes, software, models, customer lists and other information or materials of UIH the Company, or of others with whom UIH or the Company has a confidential relationship (with respect to such confidential relationship with a third party only to the extent you were aware of such relationship or proprietary nature of such information). You will promptly return all such information and materials to UIH when your employment ends. Confidential information shall not include information (i) generally known in the industry, (ii) known to you before you became an employee of UIH or (iii) disclosed to you by a third party who has the lawful right to disclose it. This provision shall survive the termination of your employment with UIH for three years.

          (b) The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

          (c) This Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter

Mr. J. Timothy Bryan
October 1, 1998
Page 9

hereof. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

          (d) The Company may change, at its sole discretion, from time to time, the provision of benefits plans, expatriate policies or other corporate policies, provided such change is of generally applicability and does not have an economic cost to you of more than U.S. $10,000 during the term of this Agreement.

          (e) All notices and other communications under this Agreement shall be in writing and shall be given by fax, first-class mail, certified or registered with return receipt requested or a recognized commercial courier, and shall be deemed to have been duly given three days after mailing, one business day after transmission of any electronically confirmed fax or two days after delivery to such courier, addressed to the respective persons named below:

       If to UIH or the Company:

                United International Holdings, Inc.
                Regency Plaza One
                4643 South Ulster Boulevard, Suite 1300
                Denver, Colorado 80237
                Fax No.: (303) 770-4207
                Attention: President

       with a copy to the same address to the attention of the Legal Department.

       If to you:

                J. Timothy Bryan
                4902 South Elizabeth Circle
                Cherry Hills Village, Colorado 80110
                Fax. No.: (303) 993-1379

Any party may change such party's address for notices by notice duly given pursuant to this Section 21.

          (f) The section headings herein are intended for reference and shall not affect the construction or interpretation of this Agreement.

Mr. J. Timothy Bryan
October 1, 1998
Page 10

          (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts entered into and wholly to be performed within the State of Colorado.

          (h) Should a court or other body of competent jurisdiction determine that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

          (i) UIH's and the Company's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to UIH or the Company. This Agreement shall not be terminated by any merger or consolidation or other reorganization of UIH or the Company. If any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable by any party.

          (j) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement.

          (k) In addition to any rights to indemnification to which you are entitled under UIH's Certificate of Incorporation and Bylaws, UIH shall indemnify you at all times during and after the term of this Agreement to the maximum extent permitted under Section 145 of the Delaware General Corporation Law (the "DGCL") or any successor provision thereof, and shall pay your expenses in defending any civil or criminal action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, to the maximum extent and in the manner permitted under the DGCL.

          (1) This Agreement has been duly approved by the Boards of Directors of UIH and the Supervisory Board of the Company.

          (m) The parties hereby agree that any and all controversies, claims and matters of difference in any way related to this Agreement or the performance or breach of the whole or any part hereof shall be determined through binding arbitration in Denver, Colorado, before a single arbitrator according to the rules and practices of the American Arbitration Association from time to time in force. Arbitration of any such controversy, claim or matter of difference shall be a

Mr. J. Timothy Bryan
October 1, 1998
Page 11

condition precedent to any legal action thereon. This submission and agreement to arbitration shall be specifically enforceable. All arbitration proceedings shall be confidential.

     Awards shall be final and binding on all parties to the extent and in the manner provided by Colorado law. All awards may be filed by any party with the Clerk of the District Court in the City and County of Denver, Colorado, and an appropriate judgment entered thereon and execution issued therefor. At the election of any party, said award may also be filed, and judgment entered thereon and execution issued therefor, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property. This subsection (m) shall survive the termination of your employment with UIH.

Mr. J. Timothy Bryan
October 1, 1998
Page 12

     If the above employment terms are satisfactory, please indicate your acceptance of our offer by signing and returning two copies of this letter.

                                             Sincerely,

                                             UNITED INTERNATIONAL HOLDINGS, INC.


                                            By:_________________________________
                                            Title:______________________________


                                            UNITED PAN-EUROPE COMMUNICATIONS, NV


                                            By:_________________________________
                                            Title:______________________________

ACCEPTED AND AGREED
as of October 1, 1998



_____________________
J. Timothy Bryan

                                  SCHEDULE A
                                  ----------

     The President is responsible for most of the day-to-day operating and financial activities at UPC. The attached chart is a summary of the President's functions and reports, including the following:

Financial Activities:

     All financial activities of the Company. Reporting to the President will be the Chief Financial Officer (if any), the Managing Directors of Finance and Capital and Investor Relations, and all other related financial functions of the Company.

Operating Activities:

     All operating activities of the Company related to:

             The provision of cable television services;
             The provision of telephony services;
             The provision of data services (as it relates to the distribution and marketing of such services in cable systems owned or managed by the Company or its affiliates).

     Reporting to the President will be the managers of the Company's telecommunications systems, the product managers for video and telephony services, and the manager of technology.